UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) - June 6, 2006

TXU CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

TXU ENERGY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	33-108876	75-2967817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code - (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The disclosure set forth in Item 1.01 of this Form 8-K applies to TXU Corp. (“Company”) and TXU Energy Company LLC (“TXU Energy Holdings”). The remaining disclosure applies to the Company and shall not be deemed filed or furnished by TXU Energy Holdings.

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As described in previous disclosures, the Company has entered into transactions to manage (hedge) its commodity price exposure, specifically to movements in natural gas and power prices, as part of its risk management program. As of June 7, 2006, the Company has hedged an aggregate of approximately 1.25 billion MMBtu during the period from 2007 through 2012.

Hedging transactions typically require each party to provide collateral to support its future payment obligations in the event of changes in commodity prices. In the past, TXU Energy Holdings has used cash and letters of credit to satisfy its collateral posting obligations. Due to the scale of the Company’s current and expected hedging program and in order to reduce its use of cash and letters of credit, the Company expects that certain counterparties will be granted a first-lien security interest in Units 1 and 2 of TXU Energy Holdings’ Big Brown power generation plant (“Facilities”) to secure obligations under hedging agreements. In particular, this arrangement will support hedging for the new power plants that will be constructed by TXU Generation Development Company LLC, a wholly-owned subsidiary of the Company (“TXU DevCo”). As part of the overall hedging program, TXU DevCo recently entered into an agreement (“Hedging and Collateral Agreement”) with a counterparty that would help TXU DevCo manage its natural gas exposure during the period from 2009 through 2012 (“Hedge Period”) through hedging transactions (both new transactions and novation of existing transactions entered into by TXU Energy Holdings) and using the Facilities or TXU DevCo’s assets as collateral.1  TXU DevCo will pay a fee to the counterparty for transactions that are novated from TXU Energy Holdings.

Pursuant to the terms of the Hedging and Collateral Agreement, TXU DevCo’s hedging transactions will initially be supported by an aggregate of $500 million of letters of credit to be issued by TXU Energy Holdings. TXU DevCo and TXU Energy Holdings expect that by September 2006, the letters of credit will be replaced as collateral by a first-lien security interest in the Facilities on an interim basis. If the first lien on the Facilities can not be attained, TXU DevCo is obligated to provide a first lien on alternative physical collateral of equivalent value (which would likely be a portion of another lignite/coal-fired plant of TXU Energy Holdings) or post letters of credit of increasing size ($1 billion if any such lien can not be attained by September 2006 and $2 billion if any such lien can not be attained by June 2007). On the earlier of (i) the date when TXU DevCo has secured environmental permits that enable the construction of its proposed Oak Grove power plant and at least four of its eight proposed coal-fired “reference plants,” and has

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1 The Company and Energy Holdings will request confidential treatment for a number of competitively sensitive terms of this transaction.

had an initial funding for any one of its plants under its senior credit facilities (as described under Item 8.01) and (ii) December 31, 2007, the Facilities will be replaced as collateral for some or all of the TXU DevCo hedging transactions by a capped first lien on the assets of TXU DevCo and an uncapped second lien on the assets of TXU DevCo. In addition, on December 31, 2007, TXU DevCo will determine the appropriate amount of hedges relative to its permitted capacity and expected online dates of the new power generation facilities. The amount of hedges that may be secured by liens on TXU DevCo assets will be determined based upon an agreed amount of hedges that may support each 1,000 megawatts of permitted capacity that TXU DevCo expects to have commercially available during the Hedge Period. To the extent there are excess hedges at TXU DevCo based on these calculations, the excess hedges would be novated back to TXU Energy Holdings and continue to be secured by the Facilities (or alternative physical collateral of equivalent value or letters of credit issued by TXU Energy Holdings).

The agreement describing these collateral terms will contain usual and customary covenants for hedging transactions of project finance entities (comparable to the covenants that will be contained in the senior credit facilities), including covenants limiting liens, mergers and substantial asset sales or acquisitions. In the event of a default by TXU DevCo under the agreement, including certain cross-acceleration events relating to the indebtedness of TXU DevCo or its subsidiaries in an amount equal to or greater than $50 million before initial funding for its solid fuel power generation program and $100 million thereafter, the agreement will provide that the hedge counterparty may terminate the transactions, including novated transactions, covered by the Hedging and Collateral Agreement and exercise certain remedies, subject to the terms of the senior credit facilities and any inter-creditor agreements. With respect to the counterparty under TXU DevCo’s Hedging and Collateral Agreement, the Company, TXU DevCo and TXU Energy Holdings have or may have had customary banking relationships based on the provision of a variety of financial services, including investment banking, underwriting, lending, commercial banking and other advisory services. None of these services are material to the Company or TXU Energy Holdings individually or in the aggregate.

ITEM 8.01     OTHER EVENTS

On June 8, 2006, the Company announced a comprehensive update to its previously disclosed plan to invest $10 billion in power generation assets in Texas, primarily though the development of 11 new lignite/coal-fired power generation units and retrofits to its existing lignite/coal-fired power generation assets. The following summary describes the key material items disclosed in the announcement.

Increase in Estimated Total Capacity

The Company announced that since April 2006, performance improvements have increased the estimated total capacity of the 11 new units from 8,615 megawatts (MW) to 9,079 MW. Table 1 lists the 11 proposed new generation units in Texas and the estimated capacity of the generation units both prior to, and after, the performance improvements. These new generation units are expected to be owned and operated by TXU DevCo.

Table 1: Proposed New Generation Plants
08E-10E; primary fuel type, MW, location
Unit	Fuel	Previous Estimate of Net Capacity (MW)	Net Capacity Based on Selected Boilers (MW)	County
Announced in 05:
Oak Grove 1 & 2	Lignite	1,634	1,634	Robertson
Sandow 5	Lignite	581	581	Milam
Subtotal		2,215	2,215
Announced April 06:
Big Brown 3	PRB	800	858	Freestone
Lake Creek 3	PRB	800	858	McLennan
Martin Lake 4	PRB	800	858	Rusk
Monticello 4	PRB	800	858	Titus
Morgan Creek 7	PRB	800	858	Mitchell
Tradinghouse 3 & 4	PRB	1,600	1,716	McLennan
Valley 4	PRB	800	858	Fannin
Subtotal		6,400	6,864
Total		8,615	9,079

Air Permit Filings for Reference Plants

The Company announced that the Texas Commission on Environmental Quality (“TCEQ”) has deemed the air permit filings for the Company’s reference plants administratively complete. The reference plants are the eight power generation units announced in April 2006 as provided in the chart above that the Company will build with a proprietary standardized reference plant design and construction process.

Renewable Energy

The Company announced that it expects to issue a request for proposal for up to 200 MW of renewable energy in June 2006 with an expectation of selecting a development project by the end of the summer.

Financing Commitments

The Company announced that it has secured a commitment for $11 billion of non-recourse financing for TXU DevCo to fund the development and construction of the 11 new power generation units. The Company expects this financing to close in the fall of 2006. The closing is subject to customary closing conditions, but is not conditioned on the issuance of any air permits for the 11 new power generation units. Funding for each generation unit, however, is contingent on the issuance by the TCEQ of an air permit for the applicable generation unit as well as other customary conditions.

The debt will be drawn by TXU DevCo and will be non-recourse to the Company. The financing will include a mix of first- and second-lien senior credit facilities that will be secured by TXU DevCo’s assets.

TXU DevCo’s borrowings will include amounts to repay the Company for funding pre-permit expenditures. Such pre-permit capital expenditures not drawn on the project financing are currently estimated to be approximately $800 million through the end of 2006. Total capital expenditures for the program in 2006 are expected to be approximately $1.2 billion, including approximately $400 million expected to be drawn on the project financing, with the remainder being drawn in 2007.

Hedging Arrangements

The Company announced that it had hedged a significant portion of the economic output of the 11 new generation units through 2012 with the ongoing execution of the Company’s natural gas hedging program. See Item 1.01 above.

Potential Equity and Power Sales

The Company announced that it has engaged financial advisors to lead a structured process to evaluate alternatives for potential sales or swaps of equity interests in TXU DevCo. The amount of TXU DevCo equity to be sold or swapped, if any, will be determined by the results of this process.

In addition, the Company announced that it had launched a process to sell forward power from TXU DevCo as a result of discussions with multiple customers and potential partners interested in purchasing long-term physical power from TXU DevCo. The Company is targeting one to two gigawatts (GW) per year of forward physical power sales or equivalent transactions from TXU DevCo or its affiliates at long-term levelized prices. The Company is targeting completion of these forward sales of power by fall 2006, consistent with the anticipated issuance of final permits from the TCEQ for the Oak Grove facilities, the closing of the financing described above and the indicative pricing of sales of TXU DevCo equity interests.2

Engineering, Procurement and Construction (“EPC”) and Related Agreements

The Company has completed a definitive agreement with Bechtel Power Corporation (“Bechtel”) for the design, engineering and procurement activities of the eight reference plants. The final agreement governing the entire EPC program is anticipated to be completed by the end of June 2006. The Company and Bechtel are engaged in applying the TXU Operating System in a collaborative process to optimize performance, cost and schedule to construct the new reference plants. Work is expected to continue through the summer to systematically review and optimize each plant component and phase of construction. Once this work is complete and high-performance site-specific plans are developed for each unit, the Company and Bechtel are expected to convert the contracts to fixed-price agreements for project delivery, each reflecting high-performance plans.

2 These forward power sales will only be executed if TXU receives the majority of the draft permits to construct the new facilities.

The Company has finalized a definitive agreement with Fluor Corporation (“Fluor”) to provide engineering, procurement and construction services for the Oak Grove generation plant. Similar to the reference plant structure, this contract is based on applying the TXU Operating System in a collaborative design process, which is currently underway, and completing a definitive fixed-price agreement by late summer. The Company and Fluor are finalizing all major components of the procurement phase, including purchase of the air quality control system. The Company has already made substantial progress and will continue to work with Fluor to identify additional opportunities.

The Company has completed a definitive agreement with Bechtel for the design, engineering, procurement and construction of Sandow Unit 5. This agreement defines a fixed price for the engineering, procurement and construction of this circulating fluidized bed facility.

The Company has agreed to purchase eight 858 MW boilers from The Babcock and Wilcox Company, a subsidiary of McDermott International. The purchase of these boilers is expected to significantly improve the operating characteristics of the eight reference plants. As demonstrated in Table 1 above, production capacity is expected to increase from 800 to 858 MW per reference plant and the expected heat rate is expected to improve nine percent from 10,000 to approximately 9,130 Btu per kilowatt-hour (kWh). The actual heat rate for the plant will be determined with the final selection of the steam turbine supplier. This more efficient boiler selection is expected to allow the Company to deliver seven percent more power output than originally announced without additional emissions. With the purchase of these boilers, the Company believes it has locked in over 15 percent of the cost of each plant. Coincident with the boiler selection, the Company is in negotiations with a number of suppliers who can meet the requirements and engineer turbines to match the high-performance boilers. The Company expects to conclude with one or more suppliers no later than June 30, 2006. The scale purchase of this long-lead-time equipment is expected to reduce lead time from 22-24 months to 14-16 months. By placing these equipment orders prior to permitting, the Company expects to compress its construction schedule, with boilers and other equipment arriving to coincide with their need in the compressed construction schedule.

Projected Reference Plant Construction Costs and Online Dates
The joint Company and Bechtel team expects to continue its work over the course of the summer to systematically review and optimize each component of the plants and phases of construction. The team is approximately 25 percent complete with its exhaustive review of all major elements of the plant design and construction process. To date, the team has developed a reference plant that the Company expects can be constructed at approximately $1,100 per kilowatt (kW), including dual rail access. The average time to complete the eight reference plants is expected to be 29 to 30 months per facility, with every reference plant expected to be producing power by first quarter 2010. This represents a 25 percent reduction in cost and a 35 to 40 percent reduction in time relative to similar facilities being constructed. These comparable coal power generation facilities range from $1,430 to $1,600 per kW and are estimated to take 40 to 59 months to come online.

The Company is building mobilization plans to allow the start of construction on each facility immediately following issuance of the air permits. By ordering critical equipment and completing engineering in parallel with the permitting process, the Company expects to have Oak Grove Units 1 and 2 online by April and October 2009, respectively. Similarly, the Company believes its lean reference plant schedule will allow the first units to be online in fall 2009 with subsequent units online in sequence through mid-2010. The Company expects Sandow Unit 5 to be online by March 2009.

Organizational Changes

The Company announced that effective June 12, 2006, Charles R. Enze will join the Company as CEO of TXU Generation Construction. Mr. Enze will have full responsibility for leading the construction phase of the Company’s new program, including the retrofits of existing facilities to meet the Company’s environmental commitment. Mr. Enze joins the Company from Shell International Exploration & Production, Inc., where he was vice president, engineering and projects. Mr. Enze has 30 years of experience leading major projects from concept through execution to start-up and steady-state operations.

Key Risks and Challenges

The Company also outlined some key risks and challenges for its new build program. As with any major construction program, significant challenges remain, including obtaining necessary air and other environmental permits for the eight reference plants and Oak Grove facilities. Some, if not all are likely to be opposed, like the Oak Grove permit application, which is scheduled for a contested case hearing beginning June 13, 2006. In addition, while there is an existing air permit for the Sandow Unit 5 project, it was issued pursuant to a consent decree issued by a federal court that requires certain modifications. The Company is currently working with Alcoa, its counterparty on the project, to obtain the necessary modifications; however, there is no assurance they will be approved by the federal court. If the necessary environmental permits are not obtained and all 11 power generation plants are cancelled, given the strategy of conducting engineering and ordering of major equipment in parallel with the permitting process, the Company would have exposure to a number of different engineering and equipment cancellation costs by the end of 2006. The Company currently estimates such cancellation costs, net of estimated salvage, could range from $450 million to $550 million.

Further, assuming the necessary air permits are obtained for Oak Grove and the reference plants and the Sandow Unit 5 consent decree is revised as necessary, construction of the generation plants will require the acquisition of a number of critical components, including boilers, turbines, air quality control equipment and high-pressure piping, in time to prevent delays in the construction and planned operational dates of the facilities. The Company has made significant progress acquiring commitments for such materials and equipment; however, timely delivery of all the required governmental approvals will be key to the success of the program.

These are not the only risks that the Company may encounter with respect to its solid fuel power generation program. See the risk factors section in the Company’s Form 10-K for the fiscal year ended December 31, 2005 and Form 10-Q for the quarterly period ended March 31, 2006 for additional risks relevant to the Company’s program.

FORWARD LOOKING STATEMENTS

This Form 8-K contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the Company's and TXU Energy Holdings’ SEC filings. In addition to the risks and uncertainties set forth in the those SEC filings, the forward-looking statements in this release could be affected by, among other things, the Company’s or TXU Energy Holdings’, as applicable, ability to fund the investments described herein, the credit ratings obtained by TXU DevCo, changes in the project financing capital markets, delays in approval of, or failure to obtain, air and other environmental permits, changes in competitive market rules, changes in environmental laws or regulations, changes in electric generation and emissions control technologies, changes in projected demand for electricity in Texas, the ability to attract and retain skilled labor for planning and building the facilities, changes in wholesale electricity prices or energy commodity prices, changes in the cost and availability of materials necessary for the developments, the ability to manage the significant construction program to a timely conclusion with limited cost overruns, and the terms under which the Company executes these initiatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                    TXU CORP.

                    By:   /s/ Anthony R. Horton
                    Name:   Anthony R. Horton
                    Title:     Senior Vice President, Treasurer
                         and Assistant Secretary

                    TXU ENERGY COMPANY LLC

                    By:     /s/ Anthony R. Horton
                    Name:    Anthony R. Horton
                    Title:          Senior Vice President, Treasurer
                       and Assistant Secretary

Dated: June 12, 2006